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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
To Great Lakes Aviation, Ltd.:

We consent to incorporation by reference in the registration statement No. 33-90926 on Form S-8 of Great Lakes Aviation, Ltd. of our report dated March 10, 2000 relating to the consolidated balance sheets of Great Lakes Aviation, Ltd. and subsidiary as of December 31, 1999 and 1998, the related statements of operations, stockholders' equity, and cash flows, and related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Form 10-K of Great Lakes Aviation, Ltd.

                                    KPMG LLP

Des Moines, Iowa
April 10, 2000